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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                          Essex Property Trust Inc.
                          -------------------------
                              (Name of Issuer)

                                Common Stock
                          -------------------------
                       (Title of Class of Securities)

                                  297178105
                          -------------------------
                              (CUSIP Number)


--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

                              PAGE 1 OF 8 PAGES
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-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     LaSalle Investment Management, Inc.
     36-4160747
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Maryland
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                      55,800
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    55,800
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    141,000
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     196,800
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Excludes shares beneficially owned by LaSalle Investment Management (Securities), L.P.
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IA
-------------------------------------------------------------------------------

                                       2

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     LaSalle Investment Management (Securities), Inc. L.P.
     36-3991973
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Maryland
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       164,300
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,275,695
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    150,700
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,329,295
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,479,995
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
     Excludes shares beneficially owned by LaSalle Investment Management, Inc.
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IA
-------------------------------------------------------------------------------

                                       3

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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ITEM 1.

    (a)   Name of Issuer
          Essex Properties Trust Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          925 East Meadow Drive
          Palo Alto, California 94303
          ---------------------------------------------------------------------


ITEM 2.

   LaSalle Investment Management, Inc. provides the following information:

    (a)   Name of Person Filing
          LaSalle Investment Management, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          200 East Randolph Drive
          Chicago, Illinois 60601
          ---------------------------------------------------------------------
    (c)   Citizenship
          Maryland
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock, $.01 par value per share
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          411465107
          ---------------------------------------------------------------------

   LaSalle Investment Management (Securities), L.P. provides the following information:

(a)   Name of Person Filing
          LaSalle Investment Management (Securities), L.P.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          200 East Randolph Drive
          Chicago, Illinois 60601
          ---------------------------------------------------------------------
    (c)   Citizenship
          Maryland
          ---------------------------------------------------------------------

                                       4
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    (d)   Title of Class of Securities
          Common Stock, $.01 par value per share
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          94856P102
          ---------------------------------------------------------------------

ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) /X/ An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

    * This response is provided on behalf of LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P., each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

     ITEM 4.  OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    LaSalle Investment Management, Inc. provides the following information:

    (a) Amount beneficially owned:
        196,800
    ---------------------------------------------------------------------------

    (b) Percent of class:
        1.1%
    ---------------------------------------------------------------------------

                                       5
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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              55,800
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              55,800
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              141,000
              -----------------------------------------------------------------

    LaSalle Investment Management, Inc. provides the following information:

    (a) Amount beneficially owned:
        1,479,995
    ---------------------------------------------------------------------------

    (b) Percent of class:
        8.0%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              164,300
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              1,275,695
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              150,700
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              1,329,295
              -----------------------------------------------------------------

                                       6
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


         Stichting Pensioenfonds Voor De Gezondheid Geestelijke En Maatschappelijke Belangen.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The two members of the Group are: LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LIMS").

         LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc. a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and LIMS, each registered investment advisers, have different advisory clients.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10. CERTIFICATION

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
                                       7
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.

Dated: February 14, 2002

                                       LASALLE INVESTMENT
                                       MANAGEMENT, INC.

                                       By:/s/ DENISE R. ORGANT
                                          -------------------------
                                       Name: Denise R. Organt
                                       Title: Vice President

                                       LASALLE INVESTMENT
                                       MANAGEMENT
                                       (SECURITIES), L.P.

                                       By:/s/ DENISE R. ORGANT
                                          -------------------------
                                       Name: Denise R. Organt
                                       Title: Vice President

                                       8